Exhibit 99.1

Contact:

Scott Shipley

Investor Relations

Lennar Corporation

(305) 485-2054

FOR IMMEDIATE RELEASE

LENNAR CORPORATION ANNOUNCES EXECUTIVE PROMOTIONS

MIAMI, February 22, 2008 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, announced today that Diane J. Bessette was named Vice President and Treasurer and David Collins was named Controller, effective February 21, 2008.

Ms. Bessette joined Lennar in 1995, has been Controller since 1997 and has been Vice President since 2000. Bruce Gross, Vice President and Chief Financial Officer, said “Diane has played an integral role on our senior management team for over ten years. Her extensive company and industry knowledge and remarkable work ethic combine to provide her with all of the tools needed to excel in the role of Treasurer. Lennar is fortunate to have a talented individual like Diane accept this new challenge and continue her extremely successful tenure as a member of our leadership team.”

Mr. Collins joined Lennar in 1998 and most recently was Executive Director of Financial Reporting. “David has made significant contributions to our company since joining Lennar as an accounting manager in 1998, after having worked as a CPA with the public accounting firm Coopers & Lybrand,” said Mr. Gross. “David worked his way through the ranks of Lennar’s accounting team and that broad experience positions him well for continued success in his new role as Controller.”

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

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